Exhibit 99.1

FOR IMMEDIATE RELEASE:
Media Contact:	Investor Contact:
Nancy Udell, S.V.P., PR & Advertising	Cheryl Scully, Treasurer and V.P. Investor Relations
(561) 682-4195	(561) 682-4211 phone, (561) 659-3689 fax

PAXSON COMMUNICATIONS REPORTS
SECOND QUARTER 2004 FINANCIAL RESULTS

West Palm Beach, Florida — Paxson Communications Corporation (AMEX-PAX) (the “Company” or “Paxson”), the owner and operator of the nation’s largest broadcast television station group and the PAX TV network reaching 89% of U.S. households (approximately 96 million homes), today reported its financial results for the quarter ended June 30, 2004.

     Financial Highlights:

•	Net revenues for the second quarter of 2004 increased 6% to $69.9 million, compared to $65.9 million for the second quarter of 2003. This increase was primarily due to increased revenues from long form paid programming.

•	The Company’s EBITDA (as defined later in this press release) for the second quarter of 2004 was $12.1 million, compared to $14.5 million for the second quarter of 2003. This decrease was primarily due to increased personnel costs, increased promotional expenses and increased legal fees related to litigation of the Company’s World Trade Center insurance claim. In addition, during the three months ended June 30, 2003, the Company benefited from a reduction in its bad debt reserve of $1.5 million related to the decrease in receivables that resulted from the Company’s shift in 2003 to more prepaid long form advertising.

•	The Company’s free cash flow (as defined later in this press release) increased to $8.1 million for the three months ended June 30, 2004, compared to free cash flow of $5.7 million for the three months ended June 30, 2003. This increase was primarily due to lower capital expenditures.

•	In May 2004, the Company closed on its previously announced sale of its television station serving the Shreveport, Louisiana market. The Company received aggregate cash proceeds from the sale of $10.0 million.

Paxson’s Chairman and Chief Executive Officer, Lowell “Bud” Paxson, commented, “During the second quarter of 2004, we grew our net revenues by 6%. For the upcoming season, we prudently expanded our primetime offering, which resulted in a 23% increase in our upfront commitments over last year. When combined with the sustainable revenue stream from our long form paid programming, our overall revenue outlook has improved. In the meantime, we continue to operate as efficiently as possible, while working with our advisors, Bear Stearns and Citigroup, toward unlocking the value of our national distribution platform.”

Commenting on the outlook for the third quarter of 2004, Paxson’s Chief Financial Officer, Richard Garcia, added, “We remain focused on controlling our costs and preserving our liquidity. We ended the quarter with over $100 million of cash on hand and our second quarter free cash flow improved over $2 million compared to last year. We currently expect our revenues for the third quarter of 2004 to increase low to mid single digits compared to the third quarter of 2003. Our third quarter EBITDA is estimated to be in the $9 million to $11 million range.”

Gross revenues (defined as net revenues plus agency commissions) for the three months ended June 30, 2004 increased 7% to $81.9 million, compared to $76.9 million for the three months ended June 30, 2003. Net revenues for the three months ended June 30, 2004 increased 6% to $69.9 million, compared to $65.9 million for the three months ended June 30, 2003. Gross revenues for the six months ended June 30, 2004 increased 4% to $165.5 million compared to $159.6 million for the six months ended June 30, 2003. Net revenues for the six months ended June 30, 2004 increased 3% to $141.2 million, compared to $136.5 million for the six months ended June 30, 2003. Revenue increases for both the three and six months ended June 30, 2004 were primarily due to increased revenues from long form paid programming.

The Company’s EBITDA for the three months ended June 30, 2004 was $12.1 million, compared to $14.5 million for the three months ended June 30, 2003. The Company’s EBITDA decrease for the three months ended June 30, 2004 was primarily due to increased personnel costs, increased promotional expenses and increased legal fees arising from litigation with the Company’s former insurance carrier over World Trade Center property and business interruption coverage matters. In addition, during the three months ended June 30, 2003, the Company benefited from a reduction in its bad debt reserve of $1.5 million related to the decrease in receivables that resulted from the Company’s shift in 2003 to more prepaid long form advertising.

The Company’s EBITDA for the six months ended June 30, 2004 was $23.6 million, compared to $32.4 million for the six months ended June 30, 2003. The Company’s EBITDA decrease for the six months ended June 30, 2004 was primarily due to the reasons listed above for the three month decrease, as well as an increase in programming amortization expense of $2.7 million in the first quarter of 2004 related to the Company’s decision to shorten the expected useful life of its original program Just Cause and the inclusion in the results for the first quarter of 2003 of beneficial legal settlements of $2.2 million.

The Company believes that net loss attributable to common stockholders is the financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) that is most directly comparable to EBITDA. The Company’s net loss attributable to common stockholders was $48.8 million, or $0.72 per share, for the three months ended June 30, 2004, compared to a net loss of $17.0 million, or $0.25 per share, for the three months ended June 30, 2003. The Company’s net loss attributable to common stockholders for the three months ended June 30, 2004 includes a gain on sale of the Company’s television station serving the Shreveport, Louisiana market of $6.1 million. The Company’s net loss attributable to common stockholders for the three months ended June 30, 2003 includes gains on sales of broadcast assets of $28.6 million. The Company’s net loss attributable to common stockholders was $109.0 million or $1.61 per share for the six months ended June 30, 2004, compared to a net loss of $40.5 million or $0.60 per share for the six months ended June 30, 2003. The Company’s net loss attributable to common stockholders for the six months ended June 30, 2003 includes gains on sales of broadcast assets of $55.3 million. Included in this press release is a table set forth below under “Reconciliation of Non-GAAP Measures” that reconciles EBITDA with the Company’s net loss attributable to common stockholders as derived from the Company’s financial statements.

The Company believes that cash flow from operating activities is the financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) that is most directly comparable to free cash flow. The Company’s cash flow from operating activities was $11.0 million for the three months ended June 30, 2004, compared to $11.5 million for the three months ended June 30, 2003. The Company’s cash flow from operating activities was negative $18.1 million for the six months ended June 30, 2004, compared to positive $19.3 million for the six months ended June 30, 2003.

The Company’s free cash flow increased to $8.1 million for the three months ended June 30, 2004, compared to free cash flow of $5.7 million for the three months ended June 30, 2003. This increase was primarily due to lower capital expenditures. The Company’s free cash flow was negative $26.2 million for the six months ended June 30, 2004, compared to positive free cash flow of $8.1 million for the six months ended June 30, 2003. The decrease in free cash flow for the first six months of 2004 compared to the prior year period was due primarily to programming rights payments made under the letter of credit arrangements that relate to original programming that will premiere throughout the 2003/2004 broadcast season. Included in this press release is a table set forth below under “Reconciliation of Non-GAAP Measures” that reconciles free cash flow with the Company’s cash flow from operating activities as derived from the Company’s financial statements.

Balance Sheet Analysis:

The Company’s cash and short-term investments increased by $18.1 million during the quarter to $111.8 million as of June 30, 2004. The increase in cash and short-term investments during the quarter primarily resulted from the sale of the Company’s television station serving the Shreveport, Louisiana market for aggregate cash proceeds of $10.0 million. The Company’s total debt increased $12.1 million during the quarter to $978.8 million as of June 30, 2004. The increase in total debt for the quarter resulted primarily from accretion on the Company’s 12 1/4% senior subordinated discount notes.

Other Financial Data:
(in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
EBITDA (a)	$12,070	$14,527	$23,641	$32,402

Operating income	$2,599	$33,364	$348	$53,623

Net loss attributable to common stockholders	$(48,776)	$(17,013)	$(109,007)	$(40,460)

Program rights payments and deposits	$11,775	$7,288	$44,897	$20,475

Payments for cable distribution rights	$—	$—	$—	$1,500

Capital expenditures	$2,972	$5,820	$8,065	$11,174

Free cash flow (b)	$8,065	$5,699	$(26,175)	$8,144

Cash flows provided by (used in) operating activities	$11,037	$11,519	$(18,110)	$19,318

Cash flows provided by investing activities	$12,991	$50,192	$7,844	$83,495

Cash flows provided by (used in) financing activities	$28	$(2,623)	$17,987	$(4,202)

(a) “EBITDA” as defined by the Company is operating income (loss) plus depreciation, amortization, reserve for state taxes, stock-based compensation, programming net realizable value adjustments, restructuring charges (credits) and time brokerage and affiliation fees, minus gain (loss) on sale or disposal of broadcast and other assets. EBITDA does not purport to represent net loss attributable to common stockholders as reported in the Company’s consolidated statements of operations or cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. Management believes the presentation of EBITDA is relevant and useful because EBITDA is a measurement industry analysts utilize when evaluating the Company’s operating performance. In addition, the Company has consistently provided this measurement in previous earnings releases and believes it is important to provide investors and other interested persons with a consistent basis for comparison between fiscal periods. In evaluating EBITDA, investors should consider various factors including its relationship to the Company’s reported operating income (loss), net loss attributable to common stockholders and cash flows from operating activities. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies and such comparisons could be misleading unless all companies and analysts calculate such measures in the same manner. EBITDA is not indicative of the Company’s cash flows from operations and therefore does not represent funds available for the Company’s discretionary use.

(b) “Free cash flow” is defined as cash flows provided by (used in) operating activities minus capital expenditures. Free cash flow does not purport to represent cash provided by (used in) operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. Management believes the presentation of free cash flow is relevant and useful because free cash flow measures cash generated by (or used in) operating activities net of funds required for capital reinvestment and is a measurement industry analysts utilize when evaluating the Company’s operating performance.

Reconciliation of Non-GAAP Measures

EBITDA is not a performance measure in accordance with GAAP and the use of EBITDA is not intended to replace or supersede any information presented in accordance with GAAP. The following table provides a reconciliation between EBITDA (a non-GAAP financial measure) and net loss attributable to common stockholders (the financial measure calculated and presented in accordance with GAAP that the Company believes is most directly comparable to EBITDA):

(in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net loss attributable to common stockholders	$(48,776)	$(17,013)	$(109,007)	$(40,460)
Add: Interest Expense	23,065	22,568	45,630	44,693
Add: Depreciation and Amortization	11,437	7,340	21,697	21,910
Add: Dividends and accretion on redeemable and convertible preferred stock Stock	11,624	23,968	23,173	47,230
Add: (Gain) loss on Extinguishment of Debt	(7)	—	6,286	—
Add: Adjustment of Programming to Net Realizable Value Realizable Value	—	—	—	1,066
Add: Stock-Based Compensation	2,533	1,097	4,755	8,511
Add: Time Brokerage and Affiliation Fees	1,101	1,101	2,202	2,202
Add: Income Taxes	2,886	5,251	8,316	5,303
Add: Dividends on mandatorily redeemable preferred stock	14,888	—	29,265	—
Add: Reserve for State Taxes	467	—	597	—
Less: Interest Income	(711)	(795)	(1,474)	(1,673)
Less: Other expense (income), net	1	(11)	—	(263)
Less: Restructuring Charges	—	32	—	11
Less: Gain on sale or disposal of broadcast and other assets, net	(6,067)	(28,407)	(5,958)	(54,921)
Less: Gain on modification of program rights obligations	(371)	(604)	(741)	(1,207)
Less: Insurance Recoveries	—	—	(1,100)	—

EBITDA	$12,070	$14,527	$23,641	$32,402

The Company is unable to estimate its net loss attributable to common stockholders for the third quarter of 2004 because information relating to the timing and amount of adjustments of programming to net realizable value and other income and expense is not accessible on a forward-looking basis, and the probable significance of this information is therefore not determinable. The Company can, however, estimate the following items for the third quarter of 2004: interest expense, which is expected to be approximately $24 million; dividends on mandatorily redeemable preferred stock, which are expected to be approximately $15 million; depreciation and amortization, which is expected to be approximately $11 million; dividends and accretion on redeemable and convertible preferred stock, which are expected to be approximately $12 million; stock based compensation, which is expected to be approximately $2 million; income taxes, which are expected to be approximately $4 million; time brokerage and affiliation fees, which are expected to be approximately $1 million; and interest income, which is expected to be approximately $0.2 million. These estimates reflect the Company’s third quarter 2003 adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”

Free cash flow is not a performance measure in accordance with GAAP and the use of free cash flow is not meant to replace or supersede any information presented in accordance with GAAP. The following table provides a reconciliation between free cash flow (a non-GAAP financial measure) and cash flows provided by (used in) operating activities (the financial measure calculated and presented in accordance with GAAP that the Company believes is most directly comparable to free cash flow):

(in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Cash flows provided by (used in) operating activities	$11,037	$11,519	$(18,110)	$19,318
Less: capital expenditures	(2,972)	(5,820)	(8,065)	(11,174)

Free cash flow	$8,065	$5,699	$(26,175)	$8,144

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the Company’s estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events are generally forward-looking statements.

Actual results may differ materially from those predicted in the Company’s forward-looking statements. Whether actual results, events and developments will conform with the Company’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. Among the risks and uncertainties which could cause actual results to differ from those contemplated by the Company’s forward-looking statements are the risk that the Company may not be able to successfully develop its television operations to the point where these operations generate sufficient cash flow to enable the Company to meet its financial obligations; the restrictions on the Company’s ability to pursue strategic alternatives arising under the Company’s agreements with National Broadcasting Company, Inc.; the Company’s high level of indebtedness and redeemable preferred stock and significant debt service and preferred stock dividend requirements; the effects of government regulations and changes in the laws affecting the Company’s business; industry and economic conditions; and the other risks and uncertainties contained in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referred to in this release will occur or be realized.

The Company is providing public dissemination through this press release of certain estimates for its third quarter 2004 financial performance. The Company expressly disclaims any current intention to update its estimates.

Paxson Conference Call:

The senior management of Paxson will hold a conference call to discuss the Company’s second quarter 2004 results on Thursday, August 5, 2004 at 5:30 p.m. EST. To access the teleconference, please dial 866-814-1914 (U.S.), 703-639-1358 (Int’l), passcode “Paxson”, ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at www.pax.tv/investors. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through August 9, 2004, after which time the information in the webcast, including the Company’s estimates of third quarter 2004 financial performance, should not be relied upon. The replay can be accessed by dialing 866-219-1444 (U.S.) or 703-925-2474 (Int’l), passcode “306859.” The webcast will also be archived on the Company’s website for twelve months following the conference call.

About Paxson Communications Corporation:

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and the PAX TV network. PAX TV reaches 89% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s original programming slate for the 2004-2005 broadcast season features three new unscripted series, “Cold Turkey,” “Model Citizens” and “Second Verdict;” two scripted dramas, “Young Blades” and “Left Behind;” two entertaining variety programs, “America’s Most Talented Kids!” and “World Cup Comedy,” executive produced by Kelsey Grammer; and two fast-paced game shows, “On the Cover” and “Balderdash.” Returning series include all-new episodes of PAX’s top-rated dramas, “Doc” and “Sue Thomas: F.B.Eye.” For more information, visit PAX TV’s website at www.pax.tv.

PAXSON COMMUNICATIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
NET REVENUES (net of agency commissions of $12,070, $11,012, $24,364 and $23,088, respectively)	$69,877	$65,860	$141,171	$136,462

EXPENSES:
Programming and broadcast operations	13,642	13,072	27,461	25,674
Program rights amortization	10,843	11,475	26,533	24,497
Selling, general and administrative	33,322	26,786	63,536	53,889
Time brokerage and affiliation fees	1,101	1,101	2,202	2,202
Stock-based compensation	2,533	1,097	4,755	8,511
Adjustment of programming to net realizable value	—	—	—	1,066
Restructuring charges	—	32	—	11
Reserve for state taxes	467	—	597	—
Depreciation and amortization	11,437	7,340	21,697	21,910

Total operating expenses	73,345	60,903	146,781	137,760

Gain on sale or disposal of broadcast and other assets, net	6,067	28,407	5,958	54,921
Operating income	2,599	33,364	348	53,623

OTHER INCOME (EXPENSE):
Interest expense	(23,065)	(22,568)	(45,630)	(44,693)
Dividends on mandatorily redeemable preferred stock	(14,888)	—	(29,265)	—
Interest income	711	795	1,474	1,673
Other (expenses) income, net	(1)	11	—	263
Gain on modification of program rights obligations	371	604	741	1,207
Insurance recoveries	—	—	1,100	—
Gain (loss) on extinguishment of debt	7	—	(6,286)	—

(Loss) income before income taxes	(34,266)	12,206	(77,518)	12,073
Income tax provision	(2,886)	(5,251)	(8,316)	(5,303)

Net (loss) income	(37,152)	6,955	(85,834)	6,770
Dividends and accretion on redeemable and convertible preferred stock	(11,624)	(23,968)	(23,173)	(47,230)

Net loss attributable to common stockholders	$(48,776)	$(17,013)	$(109,007)	$(40,460)

Basic and diluted loss per common share	$(0.72)	$(0.25)	$(1.61)	$(0.60)

Weighted average shares outstanding	68,134,814	67,658,154	67,837,758	67,231,239